CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 13, 2014, relating to the financial statements and financial highlights, which appear in the April 30, 2014 Annual Reports to Shareholders of Franklin Flex Cap Growth Fund, Franklin Small-Mid Cap Growth Fund, Franklin Growth Opportunities Fund, Franklin Small Cap Growth Fund, Franklin Focused Core Equity Fund, Franklin Biotechnology Discovery Fund, Franklin Natural Resources Fund, Franklin Strategic Income Fund, and Franklin Global Government Bond Fund (collectively, the “Franklin Strategic Series”), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

August 20, 2014